http://www.gses.com

FOR IMMEDIATE RELEASE

GSE Systems Announces Second Quarter Financial Results

Sykesville, Maryland, August 11, 2008 -- GSE Systems, Inc. (GSE) (AMEX:GVP), a leading global provider of real-time simulation and training solutions to the energy, process, manufacturing and government sectors, reported that revenue for the three months ended June 30, 2008 was $6.6 million, a 22% decrease from the revenue reported for the three months ended June 30, 2007 of $8.4 million.

GSE reported an operating loss of $148,000 for the second quarter of 2008 as compared to operating income of $733,000 in the second quarter of 2007. Net loss attributed to common shareholders was $270,000 in the second quarter of 2008 or $.02 per share on both a basic and diluted basis versus net income attributed to common shareholders of $348,000 or $.03 per share on a basic basis and $.02 per share on a diluted basis for the second quarter of 2007.

GSE’s backlog as of June 30, 2008 was approximately $29.1 million compared to a backlog of $24.6 million at December 31, 2007. Backlog is defined as the remaining value of signed contracts or authorizations to commence work and does not include any value for contracts currently being negotiated or for contracts that have been signed since June 30, 2008. Therefore, the backlog reported above does not include any values relating to the previously announced letter of intent and authorization to commence work on two new full scope nuclear simulators for a Japanese customer. The June 30 backlog also does not include the expected total value of the full scope nuclear simulator currently being built for Westinghouse Electric Company’s Haiyang project in China.

Significant achievements since March 31, 2008 include:

-	The Company received a multi-million dollar contract for the initial phases of work on a new full scope nuclear simulator for Westinghouse Electric Company’s Haiyang project in China.

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The Company received a multi-million dollar contract to build two new plant specific full scope coal fired power plants simulators for a German customer.  The simulators will be delivered to the Kraftwerksschule E.V. Powertech Training Center (KWS) located in Essen, Germany. KWS is one of the largest centralized training centers in Europe serving numerous utilities in the fossil power plant sector both in Germany and in other European countries.

-	The Company received a very large multi-million dollar letter of intent and authorization to immediately initiate work on two new full scope nuclear simulators for a Japanese customer.

-	The Company received a number of contracts for routine upgrades and modifications to its existing installed base of nuclear and non nuclear simulators both here in the U.S. and abroad.

“The past few months have represented one of the strongest periods in terms of new business wins in many years” stated John V. Moran, GSE’s Chief Executive Officer. “This influx of large new awards is consistent with our 2008 outlook (as presented in both our year end 2007 and first quarter 2008 financial releases) with respect to this being a year that would be punctuated by a number of large new contract awards and meaningful backlog growth which should translate into accelerating revenue and operating income trends during the second half of 2008 and beyond.”

Moran continued, “Our backlog has now increased for four consecutive quarters to over $29 million, a near record level during the past decade or so. This backlog value does not include over $15 million of new awards that we are currently working on as they were either contracted for after June 30 or are technically not in backlog yet even though the customer has requested work to begin during the final months of transitioning from letters of intent to formal contracts. In addition to these recent awards of new business, we continue to maintain a large and expanding pipeline of potential new opportunities with both new and existing customers and strategic partners here at home and abroad.”

“In summary, while I am disappointed with the loss for the quarter, I believe we have now largely transitioned from the loss of revenues last year from work relating to our Emirates Simulation Academy contracts to realizing meaningful revenues in the coming quarters from the cumulative body of new business wins and the associated backlog as highlighted above.”

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GSE Systems, Inc. provides training simulators and educational solutions. The Company has over three decades of experience, over 343 installations, and 100 customers in more than 40 countries. Our software, hardware and integrated training solutions leverage proven technologies to deliver real-world business advantages to the energy, process, manufacturing and government sectors worldwide. GSE Systems is headquartered in Sykesville, Maryland. Our global locations include offices in St. Marys, Georgia; Atlanta, Georgia; Sweden; and China. Information about GSE Systems is available via the Internet at http://www.gses.com.

AT THE COMPANY                                                                 INVESTOR RELATIONS CONTACT
John V. Moran                                                                           Feagans Consulting Inc.
Chief Executive Officer                                                             Neal Feagans
Phone: 410-970-7801                                                                 Phone: 303-449-1184

GSE SYSTEMS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2008	2007	2008	2007

Contract revenue	$6,555	$8,398	$13,638	$16,243
Cost of revenue	4,648	5,544	9,866	11,195

Gross profit	1,907	2,854	3,772	5,048

Operating expenses	2,055	2,121	4,094	3,863

Operating income (loss)	(148)	733	(322)	1,185

Other expense, net	(30)	(313)	(90)	(628)

Income (loss) before income taxes	(178)	420	(412)	557

Provision for income taxes	92	72	151	178

Net income (loss)	(270)	348	(563)	379

Preferred stock dividends	-	-	-	(49)

Net income (loss) attributed to common shareholders	$(270)	$348	$(563)	$330

Basic income (loss) per common share	$(0.02)	$0.03	$(0.04)	$0.03
Diluted income (loss) per common share	$(0.02)	$0.02	$(0.04)	$0.02

Weighted average shares outstanding - Basic	15,667,145	13,131,312	15,593,279	12,424,389
Weighted average shares outstanding - Diluted	15,667,145	14,711,697	15,593,279	14,698,317

GSE SYSTEMS, INC. AND SUBSIDIARIES
Selected Balance Sheet Data
(in thousands)

	June 30, 2008	December 31, 2007

Cash and cash equivalents	$ 6,169	$ 8,172
Current assets	21,994	22,015
Total assets	29,093	28,364

Current liabilities	$ 7,895	$ 7,304
Long-term liabilities	733	695
Stockholders' equity	20,465	20,365